Exhibit 99.1

Company Contacts:
Scott Settersten
Chief Financial Officer
(630) 410‑4807

Laurel Lefebvre
Vice President, Investor Relations
(630) 410‑5230

Karen May
Director, Public Relations
(630) 410‑5457

ULTA BEAUTY ANNOUNCES SECOND QUARTER FISCAL 2018 RESULTS

Net Sales Increased 15.4%

Comparable Sales Increased 6.5%

Diluted EPS Increased 34.4% to $2.46

Company Reiterates FY 2018 Guidance for Diluted EPS Growth in the Low Twenties Percentage Range

Bolingbrook, IL – August 30, 2018 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended August 4, 2018, which compares to the same periods ended July 29, 2017.

“The Ulta Beauty team delivered a strong performance in the second quarter, reflecting rapid growth in prestige boutique brands, mass cosmetics, skin care and fragrance, offset by continued moderation in the growth rates of a few of our large color cosmetics brands,” said Mary Dillon, chief executive officer. “Our flexible business model continues to support healthy retail comps, excellent new store productivity, and high growth for Ulta.com, resulting in significant market share gains across categories.”

Recent Accounting Pronouncement – Revenue Recognition

On February 4, 2018, the Company adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606). The Company adopted the new revenue standard using the modified retrospective transition method applied to all contracts with the cumulative effect recorded to the opening balance of retaining earnings as of the date of adoption. The comparative information has not been restated and continues to be reported under accounting standards in effect for those periods.

The adoption of the new revenue standard increased revenue by $9.4 million and $23.5 million for the 13 weeks and 26 weeks ended August 4, 2018, respectively. This is due to income from our credit card program and gift card breakage now being included in net sales, as well as e-commerce revenue now being recognized upon shipment, versus the previous accounting treatment that was based on delivery of merchandise to the guest. These items are partially offset by the value of points earned in our loyalty program now reducing net sales. For the 13 weeks and 26 weeks ended August 4, 2018, gross profit margin increased by 60 basis points and 50 basis points, respectively, while selling, general and administrative expenses deleveraged by 80 basis points and 70 basis points, respectively. This resulted in a net impact to operating profit margin of 20 basis points of deleverage for both the 13 weeks and 26 weeks ended August 4, 2018. Additional information about the impact of the adoption of ASC 606 can be found in our quarterly report on Form 10-Q available at http://ir.ultabeauty.com.

For the Second Quarter of Fiscal 2018

•	Net sales increased 15.4% to $1,488.2 million compared to $1,289.9 million in the second quarter of fiscal 2017;
•

Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 6.5% compared to an increase of 11.7% in the second quarter of fiscal 2017. The 6.5% comparable sales increase was driven by 3.1% transaction growth and 3.4% growth in average ticket;

•	Retail comparable sales increased 4.0%, including salon comparable sales growth of 1.7%;
•	E-commerce sales increased 37.9% to $132.8 million compared to $96.3 million in the second quarter of fiscal 2017, representing 250 basis points of the total company comparable sales increase of 6.5%;
•	Salon sales increased 8.8% to $74.0 million compared to $68.0 million in the second quarter of fiscal 2017;
•

Gross profit as a percentage of net sales decreased 40 basis points to 36.0% compared to 36.4% in the second quarter of fiscal 2017, due to category and channel mix shifts and investments in our salon services and supply chain operations, partially offset by the impact of new revenue recognition accounting;

•

Selling, general and administrative (SG&A) expenses as a percentage of net sales increased 70 basis points to 22.7% compared to 22.0% in the second quarter of fiscal 2017, due to deleverage of investments in store labor to support growth initiatives and the impact of new revenue recognition accounting, partially offset by leverage in corporate overhead;

•

Pre-opening expenses decreased to $4.5 million compared to $6.1 million in the second quarter of fiscal 2017. Real estate activity in the second quarter of fiscal 2018 included 19 new stores, seven remodels, and one relocation, compared to 20 new stores,  four remodels, and one relocation in the second quarter of fiscal 2017;

•	Operating income increased 7.8% to $193.8 million, or 13.0% of net sales, compared to $179.8 million, or 14.0% of net sales, in the second quarter of fiscal 2017;
•	Tax rate decreased to 23.9% compared to 36.7% in the second quarter of fiscal 2017. The decrease was primarily due to tax reform;
•	Net income increased 29.9% to $148.3 million compared to $114.2 million in the second quarter of fiscal 2017; and
•	Diluted earnings per share increased 34.4% to $2.46 compared to $1.83 in the second quarter of fiscal 2017, which included a $0.02 benefit due to income tax accounting for share-based compensation.

For the First Six Months

•	Net sales increased 16.4% to $3,031.9 million compared to $2,604.7 million in the first six months of fiscal 2017;
•

Comparable sales increased 7.3% compared to an increase of 13.0% in the first six months of fiscal 2017. The 7.3% comparable sales increase was driven by 4.1% transaction growth and 3.2% growth in average ticket;

•	Retail comparable sales increased 4.3%, including salon comparable sales growth of 2.5%;
•

E-commerce sales increased 43.2% to $287.2 million compared to $200.6 million in the first six months of fiscal 2017, representing 300 basis points of the total company comparable sales increase of 7.3%;

•	Salon sales increased 9.4% to $149.7 million compared to $136.8 million in the first six months of fiscal 2017;
•

Gross profit as a percentage of net sales decreased 10 basis points to 36.2% compared to 36.3% in the first six months of fiscal 2017,  due to category and channel mix shifts and investments in our salon services,  partially offset by the impact of new revenue recognition accounting;

•

SG&A expenses as a percentage of net sales increased 70 basis points to 22.5% compared to 21.8% in the first six months of fiscal 2017, due to deleverage from investments in store labor to support growth initiatives and the impact of new revenue recognition accounting, partially offset by leverage in corporate overhead;

•

Pre-opening expenses decreased to $9.8 million compared to $10.3 million in the first six months of 2017. Real estate activity in the first six months of 2018 included 53 new stores, nine remodels, and one relocation, compared to 38 new stores, five remodels, and three relocations in the first six months of fiscal 2017;

•	Operating income increased 9.6% to $403.7 million, or 13.3% of net sales, compared to $368.2 million, or 14.2% of net sales, in the first six months of fiscal 2017;
•	Tax rate decreased to 23.0% compared to 34.3% in the first six months of fiscal 2017. The decrease was primarily due to tax reform;

•	Net income increased 29.0% to $312.7 million compared to $242.4 million in the first six months of fiscal 2017; and
•

Diluted earnings per share increased 33.0% to $5.16, including a benefit of $0.07 due to income tax accounting for share-based compensation, compared to $3.88 in the first six months of fiscal 2017, which included a $0.16 benefit due to income tax accounting for share based compensation.

Balance Sheet

Merchandise inventories at the end of the second quarter of fiscal 2018 totaled $1,219.7 million compared to $1,144.7 million at the end of the second quarter of fiscal 2017, representing an increase of $75.0 million. The increase in total inventory was driven by 114 net new stores and the opening of the Company’s distribution center in Fresno, California, partially offset by inventory productivity benefits from supply chain investments in new systems and merchandise planning tools. Average inventory per store decreased 4.3% compared to the second quarter of fiscal 2017.

The Company ended the second quarter of fiscal 2018 with $386.1 million in cash and short-term investments.

Share Repurchase Program

During the second quarter of fiscal 2018, the Company repurchased 512,143 shares of its stock at a cost of $127.4 million. Year to date fiscal 2018, the Company has repurchased 1,130,694 shares at a cost of $260.5 million. As of August 4, 2018, $401.8 million remained available under the $625.0 million share repurchase program announced in March 2018.

Store Expansion

During the second quarter of fiscal 2018, the Company opened 19 stores located in Auburn, WA; Crystal Lake, IL; Greer, SC; Hamilton, NJ; Hingham, MA; Kahului, HI; New Caney, TX; Owasso, OK; Pico Rivera, CA; Pinecrest, FL; Riverton, UT; Sacramento, CA; Salem, OR; Seneca, SC; St. Charles, IL; Staten Island, NY; Wall Township, NJ; Walla Walla, WA and Wethersfield, CT. In addition, the Company closed two stores.  The Company ended the second quarter of fiscal 2018 with 1,124 stores and square footage of 11,824,009, representing an 11.2% increase in square footage compared to the second quarter of fiscal 2017.

Outlook

For the third quarter of fiscal 2018, the Company expects net sales in the range of $1,550.0 million to $1,563.0 million, compared to actual net sales of $1,342.2 million in the third quarter of fiscal 2017. Comparable sales for the third quarter of fiscal 2018, including e-commerce sales, are expected to increase 7% to 8%. The Company reported a comparable sales increase of 10.3% in the third quarter of fiscal 2017.

Diluted earnings per share for the third quarter of fiscal 2018 is estimated to be in the range of $2.11 to $2.16. This compares to diluted earnings per share for the third quarter of fiscal 2017 of $1.70.

For fiscal 2018, the Company plans to:

•	increase total sales in the low teens percentage range;
•	achieve comparable sales growth of approximately 6% to 8%;
•	grow e-commerce sales in the 40% range;
•	open approximately 100 new stores and execute 15 remodel or relocation projects;
•	deleverage operating profit margin rate in the range of 50 to 70 basis points;
•	deliver diluted earnings per share growth in the low twenties percentage range, including the impact of approximately $500 million in share repurchases and assuming a 24% effective tax rate; and
•	incur capital expenditures of $375 million in fiscal 2018, compared to fiscal 2017 capital expenditures of $441 million.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Conference Call Information

A conference call to discuss second quarter of fiscal 2018 results is scheduled for today, August 30, 2018, at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time.  Investors and analysts interested in participating in the call are invited to dial (877) 705‑6003. The conference call will also be webcast live at http://ir.ultabeauty.com.  A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on September 13, 2018 and can be accessed by dialing (844) 512‑2921 and entering conference ID number 13682124.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services.  Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty. All in One Place.™  The Company offers more than 20,000 products from approximately 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty’s own private label.  Ulta Beauty also offers a full-service salon in every store featuring hair, skin, and brow services.  Ulta Beauty is recognized for its commitment to personalized service, fun, and inviting stores and its industry-leading Ultamate Rewards loyalty program.  As of August 4, 2018,  Ulta Beauty operates 1,124 retail stores across 49 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content.  For more information, visit www.ulta.com.

Forward‑Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance.  You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words.  Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets, strategies or expectations contemplated by us will be achieved.  Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: changes in the overall level of consumer spending and volatility in the economy; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that cybersecurity breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information; our ability to gauge beauty trends and react to changing consumer preferences in a timely manner; our ability to attract and retain key executive personnel; the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our newly opened and to be opened distribution centers may not be adequate to support our recent growth and expected future growth plans; our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan; the possibility of material disruptions to our information systems; changes in the wholesale cost of our products; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; natural disasters that could negatively impact sales; our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10‑K for the fiscal year ended February 3, 2018, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10‑Q.  Our filings with the SEC are available at www.sec.gov.  Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	August 4,		July 29,
	2018		2017
	(Unaudited)		(Unaudited)
Net sales	$1,488,221	100.0%	$1,289,854	100.0%
Cost of sales	952,760	64.0%	820,528	63.6%
Gross profit	535,461	36.0%	469,326	36.4%

Selling, general and administrative expenses	337,142	22.7%	283,427	22.0%
Pre-opening expenses	4,504	0.3%	6,099	0.5%
Operating income	193,815	13.0%	179,800	14.0%
Interest income, net	(1,143)	0.1%	(555)	0.0%
Income before income taxes	194,958	13.1%	180,355	14.0%
Income tax expense	46,635	3.1%	66,162	5.1%
Net income	$148,323	10.0%	$114,193	8.9%

Net income per common share:
Basic	$2.47		$1.84
Diluted	$2.46		$1.83

Weighted average common shares outstanding:
Basic	60,070		61,935
Diluted	60,375		62,379

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	26 Weeks Ended
	August 4,		July 29,
	2018		2017
	(Unaudited)		(Unaudited)
Net sales	$3,031,888	100.0%	$2,604,733	100.0%
Cost of sales	1,935,714	63.8%	1,659,399	63.7%
Gross profit	1,096,174	36.2%	945,334	36.3%

Selling, general and administrative expenses	682,766	22.5%	566,872	21.8%
Pre-opening expenses	9,751	0.3%	10,257	0.4%
Operating income	403,657	13.3%	368,205	14.2%
Interest income, net	(2,468)	0.1%	(893)	0.0%
Income before income taxes	406,125	13.4%	369,098	14.2%
Income tax expense	93,406	3.1%	126,682	4.9%
Net income	$312,719	10.3%	$242,416	9.3%

Net income per common share:
Basic	$5.18		$3.91
Diluted	$5.16		$3.88

Weighted average common shares outstanding:
Basic	60,340		62,018
Diluted	60,630		62,483

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 4,	February 3,	July 29,
	2018	2018	2017
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$237,107	$277,445	$92,860
Short-term investments	149,000	120,000	180,000
Receivables, net	103,666	99,719	67,593
Merchandise inventories, net	1,219,685	1,096,424	1,144,702
Prepaid expenses and other current assets	103,618	98,666	98,215
Prepaid income taxes	17,082	1,489	9,124
Total current assets	1,830,158	1,693,743	1,592,494

Property and equipment, net	1,212,978	1,189,453	1,095,135
Deferred compensation plan assets	19,585	16,827	14,588
Other long-term assets	10,628	8,664	—
Total assets	$3,073,349	$2,908,687	$2,702,217

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$409,849	$325,758	$313,483
Accrued liabilities	348,906	302,307	256,794
Accrued income taxes	—	14,101	—
Total current liabilities	758,755	642,166	570,277

Deferred rent	422,455	407,916	387,670
Deferred income taxes	49,700	59,403	85,181
Other long-term liabilities	29,961	24,985	23,739
Total liabilities	1,260,871	1,134,470	1,066,867

Commitments and contingencies

Total stockholders’ equity	1,812,478	1,774,217	1,635,350
Total liabilities and stockholders’ equity	$3,073,349	$2,908,687	$2,702,217

Exhibit 4

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	August 4,	July 29,
	2018	2017
	(Unaudited)
Operating activities
Net income	$312,719	$242,416
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	137,815	125,582
Deferred income taxes	612	(1,317)
Non-cash stock compensation charges	13,172	11,649
Loss on disposal of property and equipment	499	2,348
Change in operating assets and liabilities:
Receivables	(3,947)	21,038
Merchandise inventories	(123,261)	(200,727)
Prepaid expenses and other current assets	(4,952)	(9,594)
Income taxes	(29,694)	(18,095)
Accounts payable	84,091	53,965
Accrued liabilities	(13,149)	(29,557)
Deferred rent	14,539	21,479
Other assets and liabilities	(441)	806
Net cash provided by operating activities	388,003	219,993

Investing activities
Purchases of short-term investments	(558,163)	(240,000)
Proceeds from short-term investments	529,163	90,000
Purchases of property and equipment	(141,691)	(193,210)
Net cash used in investing activities	(170,691)	(343,210)

Financing activities
Repurchase of common shares	(260,452)	(178,085)
Stock options exercised	8,448	13,179
Purchase of treasury shares	(5,646)	(4,027)
Net cash used in financing activities	(257,650)	(168,933)

Net decrease in cash and cash equivalents	(40,338)	(292,150)
Cash and cash equivalents at beginning of period	277,445	385,010
Cash and cash equivalents at end of period	$237,107	$92,860

Exhibit 5

2018 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2018	quarter	quarter	quarter	end of the quarter
1st Quarter	1,074	34	1	1,107
2nd Quarter	1,107	19	2	1,124

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2018	the quarter	quarter	during the quarter	quarter
1st Quarter	11,300,920	355,482	10,607	11,645,795
2nd Quarter	11,645,795	198,852	20,638	11,824,009

Exhibit 6

Ulta Beauty, Inc.

Pro-forma Effect of ASC 606

(In thousands)

(Unaudited)

The Company adopted ASC 606 and the related amendments as of February 4, 2018 using the modified retrospective transition method applied to all contracts. The comparative information has not been restated and continues to be reported under accounting standards in effect for those periods.  The following table presents selected as-reported financial results and the pro-forma effect of ASC 606 as if the recognition and presentation guidance in the accounting standard had been applied in fiscal 2017. The fiscal 2017 pro-forma financial information included in the table below is presented for information purposes only.

	Fiscal Year Ended February 3, 2018
(Dollars in thousands)	As Reported	% of Sales	ASC 606 Adjustments	Balances with Adoption of ASC 606	% of Sales
Consolidated Statement of Income:
Net sales	$5,884,506	100.0%	$31,197	$5,915,703	100.0%
Cost of sales	3,787,697	64.4%	(5,746)	3,781,951	63.9%
Gross profit	2,096,809	35.6%	36,944	2,133,753	36.1%
Selling, general and administrative expenses	1,287,232	21.9%	40,730	1,327,962	22.4%
Operating income	785,291	13.3%	(3,786)	781,505	13.2%
Income tax expense	231,625	3.9%	(1,707)	229,918	3.9%
Net income	555,234	9.4%	(2,079)	553,155	9.4%